Exhibit 99.2

News Release

Investor Contact:

Taylor Hudson

+1 603.430.5397

thudson@spragueenergy.com

SPRAGUE RESOURCES LP COMPLETES PURCHASE OF KILDAIR SERVICE LTD.

Portsmouth, NH (December 9, 2014) – Sprague Resources LP (“Sprague”) (NYSE: SRLP) announced today that it has acquired all of the equity interests in Kildair Service Ltd. (“Kildair”) through the acquisition of the equity interests of Kildair’s parent Sprague Canadian Properties LLC for total consideration of $175 million, which included $10 million in privately placed common units of Sprague Resources LP. Total consideration also included the retirement of third party and related party debt.

Kildair owns a major terminal in Sorel-Tracy, Quebec, on the St. Lawrence River where it maintains 3.2 million barrels of residual fuel, asphalt, and crude oil storage. The company’s primary businesses include marketing of residual fuel both locally and for export, marketing of asphalt including polymer modified grades, and crude-by-rail handling services. Kildair’s terminal has extensive blending infrastructure allowing the ability to process a wide range of varying quality blend components. The facility also includes an asphalt and residual fuel oil testing laboratory, 25 truck and railcar loading and offloading racks, 120 railcars of offloading capacity, including 60 in the new crude oil rail offloading section, and a dock with the capability to receive ships with up to 450,000 barrels of capacity.

Kildair recently completed a $30 million expansion capital project in which it constructed a new 60-car rail offloading station and converted 1.1 million barrels of storage to crude oil service to receive, store, and transload crude oil to waterborne vessels. The project was anchored by a long-term take-or-pay handling contract with Suncor and the first crude oil vessel was loaded in September. Kildair also has additional storage capacity available for potential materials handling or other applications.

“We are all excited to have Kildair back where it belongs, as an important part of Sprague’s master limited partnership,” said David Glendon, President and CEO of Sprague. “Since 2007 our company has worked diligently to transform Kildair’s business model and align it with our own. The results have been an outstanding success, highlighted by this summer’s completion of Kildair’s crude-by-rail storage, handling and transload project. The dropdown of Kildair from our sponsor is immediately accretive to our results and will contribute materially to future distribution growth. Sprague’s purchase of Kildair now increases our total petroleum storage capacity to over 14 million barrels across nineteen terminals, and positions our network as one of the premier refined products platforms in the Northeast U.S. and Canada,” concluded Mr. Glendon.

About Sprague Resources LP

Sprague Resources LP is engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. The company also provides storage and handling services for a broad range of materials, including crude oil. More information concerning Sprague can be found at www.spragueenergy.com.

Forward-Looking Statements

This press release may include forward-looking statements. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Sprague’s prospectus and SEC filings. Sprague undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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